QuickLinks -- Click here to rapidly navigate through this document

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock	5,778,888	$52.10	$301,080,064.80	$32,215.57

(1)
The number of shares of common stock registered hereunder is based on the aggregate number of shares that are issuable upon conversion of DRS's $345.0 million aggregate principal amount of 2.00% Convertible Senior Notes due 2026, at the initial conversion rate of 16.7504 shares per $1,000 principal amount of the notes. DRS issued the notes pursuant to Rule 144A (Qualified Institutional Buyers) under the Securities Act of 1933, as amended (Securities Act). Pursuant to Rule 416 under the Securities Act, the amount of shares registered hereby includes an indeterminate number of shares that may be issued in connection with a stock split, stock dividend, recapitalization or other anti-dilution provisions.

(2)
The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent of the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have elected to register the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

(3)
Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices for our common stock as reported on the New York Stock Exchange on February 21, 2006, in accordance with Rule 457(c) of the Securities Act.

(4)
The full amount of the filing fee due is being paid by applying a portion of the registration fee of $32,283.69 previously paid by DRS which has not been used. No additional registration fee is paid with respect to this offering.

  Filed Pursuant to Rule 424(b)(3) and 424(b)(7)
  File No. 333-130926

  PROSPECTUS SUPPLEMENT NO. 1
  (To Prospectus dated January 9, 2006)

  DRS Technologies, Inc.
  Common Stock

        This prospectus supplement relates to the sale by selling stockholders, including their respective transferors, donees, pledgees or successors in interest of up to an aggregate of 5,778,888 shares of our common stock issuable upon conversion of our 2.00% Convertible Senior Notes due 2026. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus supplement.

        The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent of the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "DRS." On February 21, 2006, the last reported closing sale price of our common stock was $51.58 per share.

        See "Risk Factors" beginning on page S-4 to read about risks that you should consider before buying shares of our common stock.

        We expect that these shares of common stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares. See "Plan of Distribution" beginning on page S-20.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

The date of this prospectus supplement is February 22, 2006

TABLE OF CONTENTS

Prospectus Supplement

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information included in or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus supplement may only be used where it is legal to sell these shares. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. We make these types of statements directly in this prospectus supplement and in the documents filed with the SEC that are incorporated by reference in this prospectus supplement. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

        These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

  •
  operating results may not be as expected;

  •
  competitive pressure among companies in the industries in which we operate may increase significantly;

  •
  costs or difficulties related to the integration of the businesses we acquire may be greater than expected;

  •
  adverse changes in the interest rate environment may reduce interest margins, adversely affect our asset values or increase our borrowing costs;

  •
  general economic conditions, whether nationally or in the market areas in which we conduct business, may be less favorable than expected;

  •
  changes in defense spending and procurement policies;

  •
  legislation or regulatory changes may adversely affect the businesses in which we are engaged;

  •
  the uncertainty of acceptance of new products and successful bidding for new contracts;

  •
  the effect of technological changes or obsolescence relating to our products and services;

  •
  the effects of government regulation or shifts in government policy, as they may relate to our products and services; or

  •
  adverse changes may occur in the securities markets generally.

        All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus supplement, as well as any cautionary language in this prospectus supplement, provide examples of these risks and uncertainties. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

S-i

PROSPECTUS SUMMARY

        This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this prospectus supplement. When used in this prospectus supplement, the terms "DRS," "we," "our" and "us," except as otherwise indicated or as the context otherwise indicates, refer to DRS Technologies, Inc. and its wholly-owned subsidiaries and majority-owned partnership.

Company Overview

        DRS is a leading supplier of defense electronic products and systems and military support services. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. The Company focuses on several key areas of importance for the U.S. Department of Defense (DoD), such as intelligence, surveillance, reconnaissance, power management, advanced communications and network systems. Incorporated in 1968, we have served the defense industry for over 37 years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders, deployable flight incident recorders, environmental and telecommunication systems, aircraft loaders, military trailers and shelters, and integrated logistics support services. Our products are deployed on a wide range of high-profile military platforms, such as DDG-51 Aegis destroyers, M1A2 Abrams Main Battle Tanks, M2A3 Bradley Fighting Vehicles, OH-58D Kiowa Warrior helicopters, AH-64 Apache helicopters, F/A-18E/F Super Hornet, F-16 Fighting Falcon jet fighters and F-15 Eagle tactical fighters, C-17 Globemaster II and C-130 Hercules cargo aircraft, Trident and Virginia class submarines, and on several other platforms for military and non-military applications. We also have contracts that support future military platforms, such as the CVN-78 next generation aircraft carrier and Future Combat System. In addition, DRS provides sustainment products that support military forces, such as environmental control systems, power generators, water and fuel distribution systems, chemical/biological decontamination shelters and heavy equipment transport systems. We also provide support services to the military, including security and asset protection system services, telecommunication and information technology services, training and logistics support services for all branches of the U.S. armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies.

        We have three principal operating segments, on the basis of products and services offered: the Command, Control, Communications, Computers and Intelligence (C4I) Group, the Surveillance and Reconnaissance (SR) Group, and the Sustainment Systems & Services (S3) Group. All other operations, including the activities of our Corporate Headquarters and certain of our non-operating subsidiaries, are grouped in Other.

        Command, Control, Communications, Computers and Intelligence Group.    Our C4I Group is comprised of the following business areas: Command, Control and Communications (C3), which includes naval display systems, ship communications systems, radar systems, technical support, electronic manufacturing and system integration services, and secure voice and data communications; Power Systems, which includes naval and industrial power generation, conversion, propulsion, distribution and control systems; Intelligence Technologies, which includes signals intelligence, communications intelligence, data collection, processing and dissemination equipment; and Tactical Systems, which includes battle management tactical computer systems and peripherals.

        Surveillance and Reconnaissance Group.    Our SR Group is comprised of the following business areas: Reconnaissance, Surveillance and Target Acquisition, which develops and produces electro-optical sighting, targeting and weapon sensor systems, high-speed digital data and imaging systems, aircraft weapons alignment systems, mission and flight recorders and image intensification, night vision, combat identification and laser aimer/illuminator products, and provides electronic manufacturing services; Training and Control Systems, which develops and produces air combat training, electronic warfare and network systems and unmanned vehicles; and Test & Energy Management, which develops and produces electronic test, diagnostics and vehicle electronics.

        Sustainment Systems & Services Group.    Our S3 Group (which was created following our acquisition of Engineered Support Systems, Inc. or ESSI) is comprised of the following business areas: Sustainment Systems, which designs, engineers and manufactures integrated military electronics and other military support equipment, primarily for the DoD as well as related heat transfer and air handling equipment for domestic commercial and industrial users and material handling equipment primarily for the U.S. Postal Service; Support Services, which provides engineering services, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services, power generation and distribution equipment and vehicle armor kits, primarily for the military.

The Offering

Common Stock Offered by the Selling Stockholders	5,778,888(1)
Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."
Symbol for Common Stock	DRS
Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in "Risk Factors" beginning on page S-4 of this prospectus supplement.

(1)
The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent of the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

        We are incorporated in Delaware, and the address of our principal executive office is 5 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 898-1500. Our Internet address is www.drs.com and is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement by reference or otherwise.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus supplement, before buying any shares of our common stock offered hereby. Additional risks or uncertainties presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur.

Risks Related to our Common Stock

The price of our common stock may be subject to fluctuations and volatility.

        The market price of our common stock has been subject to fluctuations. Among the factors that could affect the price of our common stock are those discussed in these risk factors as well as:

  •
  actual or anticipated variations in our operating results;

  •
  changes in financial reports by securities analysts;

  •
  announcements relating to strategic relationships, acquisitions or investments;

  •
  the occurrence of major catastrophic events including terrorist attacks;

  •
  general market conditions; and

  •
  the other factors identified under "Special Note Regarding Forward-Looking Statements."

        The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We may issue securities that could dilute your ownership.

        We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of our common stockholders. We may not obtain sufficient financing on terms that are favorable to us. We may also issue equity securities as consideration for acquisitions we may make.

Risks Related to our Business

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary. We may incur substantial additional indebtedness in the future.

        Our total debt outstanding as of February 15, 2006 was approximately $1.96 billion. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our outstanding debt obligations. For example, our levels of indebtedness could, among other things:

  •
  limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes or make such financing more costly;

  •
  require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures, research and development, dividends or acquisitions;

  •
  limit our flexibility in planning for or reacting to changes in the markets in which we compete;

  •
  place us at a competitive disadvantage relative to our competitors with less indebtedness;

  •
  render us more vulnerable to general adverse economic and industry conditions; and

  •
  make it more difficult for us to satisfy our financial obligations.

        In addition, the indentures governing our outstanding notes, our senior secured credit facility and the terms of the agreements governing our other outstanding indebtedness contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. In the event of our bankruptcy or insolvency, our secured creditors, including the lenders under our senior secured credit facility, would have a prior secured claim to any collateral securing the debt owed to them. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

        Although there can be no assurances, we believe that the level of borrowings available to us, combined with cash provided by our operations, will be sufficient to provide for our cash requirements for the foreseeable future. However, our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

  •
  refinance all or a portion of our debt;

  •
  obtain additional financing;

  •
  sell some of our assets or operations;

  •
  reduce or delay capital expenditures and/or acquisitions; or

  •
  revise or delay our strategic plans.

        If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

The covenants in our senior secured credit facility and the indentures governing our outstanding notes impose restrictions that may limit our ability, and the ability of most of our subsidiaries, to take certain actions.

        The covenants in our senior secured credit facility and the indentures governing our outstanding notes restrict our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional debt;

  •
  pay dividends and make other restricted payments;

  •
  make certain investments, loans and advances;

  •
  create or permit certain liens;

  •
  issue or sell capital stock of restricted subsidiaries;

  •
  use the proceeds from sales of assets and subsidiary stock;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

  •
  enter into transactions with affiliates;

  •
  enter into sale and leaseback transactions;

  •
  engage in certain business activities; and

  •
  consolidate or merge or sell all or substantially all of our assets.

        Our senior secured credit facility contains other covenants customary for credit facilities of this nature, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our senior secured credit facility depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

        If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

Our revenues depend on our ability to maintain our level of government business. The loss of our contracts with domestic and non-U.S. government agencies could adversely affect our revenues.

        We derive the substantial majority of our revenues from contracts or subcontracts with domestic and non-U.S. government agencies. A significant reduction in the purchase of our products by these agencies would have a material adverse effect on the businesses of us. For fiscal years ended March 31, 2005, 2004 and 2003, approximately 84%, 85% and 81%, respectively, of our revenues (not accounting for our acquisition of ESSI) were derived directly or indirectly from defense-industry contracts with the U.S. government and its agencies. In addition, for the fiscal years ended March 31, 2005, 2004 and 2003, approximately 12%, 10% and 9% of our revenues (not accounting for our acquisition of ESSI) were derived directly or indirectly from sales to foreign governments, respectively. Therefore, the development of our business in the future will depend upon the continued willingness of the U.S. government and its prime contractors to commit substantial resources to defense programs and, in particular, upon the continued purchase of our products, and other products which incorporate our products, by the U.S. government. In particular, the current funding demands on the U.S. government combined with a potential reduction of forces in Iraq, may lead to lower levels of government defense spending.

        The risk that governmental purchases of our products may decline stems from the nature of our business with the U.S. government, in which the U.S. government may:

  •
  terminate contracts at its convenience;

  •
  terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

  •
  cancel multi-year contracts and related orders if funds become unavailable;

  •
  shift its spending priorities;

  •
  adjust contract costs and fees on the basis of audits done by its agencies; and

  •
  inquire about and investigate business practices and audit compliance with applicable rules and regulations.

        In addition, as a defense business, we are subject to the following risks in connection with government contracts:

  •
  the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

  •
  the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed-price contracts;

  •
  the risk of fluctuations or a decline in government expenditures due to any changes in the DoD budget or appropriation of funds;

  •
  when we act as a subcontractor, the failure or inability of the primary contractor to perform its prime contract may result in an inability to obtain payment of fees and contract costs;

  •
  restriction or potential prohibition on the export of products based on licensing requirements; and

  •
  government contract wins can be contested by other contractors.

Our revenues will be adversely affected if we fail to receive renewal or follow-on contracts.

        Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The typical term of our contracts with the U.S. government is between one and three years. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. government contracts account for a substantial portion of our revenues.

Our operating results may fluctuate.

        Our results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors include:

  •
  the termination of a key government contract;

  •
  the size and timing of new contract awards to replace completed or expired contracts; and

  •
  changes in DoD policies, budgetary priorities and allocation of funding.

We may not be successful in implementing our growth strategy if we are unable to identify and acquire suitable acquisition targets.

        Finding and consummating acquisitions is an important component of our growth strategy. Our continued ability to grow by acquisition is dependent upon the availability of acquisition candidates at reasonable prices and our ability to obtain additional acquisition financing on acceptable terms. We experience competition in making acquisitions from larger companies with significantly greater resources. We are likely to use significant amounts of cash, issue additional equity securities or incur additional debt in connection with future acquisitions, each of which could have a material adverse effect on our business. There can be no assurance that we will be able to procure the necessary funds to effectuate our acquisition strategy on commercially reasonable terms, or at all. In addition, as our revenue growth has been historically attributable largely to our successful acquisition strategy, failure to identify, consummate or integrate suitable acquisitions could lead to a reduced rate of revenue growth, operating income and net earnings in the future.

Integration of our and ESSI's operations will be complex, time-consuming and expensive and may adversely affect the results of our operations after the acquisition.

        The anticipated benefits of our acquisition of ESSI will depend in part on whether we and ESSI can integrate our operations in an efficient, timely and effective manner. Integrating DRS and ESSI will be a complex, time-consuming and expensive process. ESSI represents our largest and most significant acquisition to date. Successful integration will require, among other things, combining the companies:

  •
  business development efforts;

  •
  key personnel;

  •
  geographically separate facilities; and

  •
  business and executive cultures.

        We may not accomplish this integration successfully and may not realize the benefits contemplated by combining the operations of both companies. In the course of our due diligence investigation of ESSI we determined that ESSI and various of its subsidiaries may not have adequate export authorizations. Accordingly, we may be required to make disclosures to governmental agencies and may be subject to fines and penalties as a result of ESSI's actions or inaction prior to the acquisition. We expect to make changes to ESSI's export compliance program and we may be required to alter the business practices of ESSI in order to comply with our business practices and standards or applicable federal, state, local and foreign laws. Any remedial efforts that we take may require significant management attention and resources and may delay production or require modification to existing products and programs. The diversion of our attention to the integration effort and any difficulty encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of our business.

If we are unable to successfully integrate companies we acquire into our operations on a timely basis, our profitability could be negatively affected.

        We expect that our acquisitions (including our acquisition of ESSI) will result in certain business opportunities and growth prospects. We, however, may never realize these expected business opportunities and growth prospects. We may experience increased competition that limits our ability to expand our business. Our assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. Acquisitions involve numerous risks, including, but not limited to:

  •
  difficulties in assimilating and integrating the operations, technologies and products acquired;

  •
  the diversion of our management's attention from other business concerns;

  •
  current operating and financial systems and controls may be inadequate to deal with our growth;

  •
  the risk that we will be unable to maintain or renew any of the government contracts of businesses we acquire;

  •
  the risks of entering markets in which we have limited or no prior experience; and

  •
  the loss of key employees.

        If these factors limit our ability to integrate the operations of our acquisitions successfully or on a timely basis, our expectations of future results of operations may not be met. In addition, our growth and operating strategies for businesses we acquire may be different from the strategies that such business currently is pursuing. If our strategies are not the proper strategies for a company we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

        In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profit or cause a loss.

        We provide our services primarily through two types of contracts: firm fixed-price and cost-type contracts. Approximately 81% of our total revenues for the fiscal year ended March 31, 2005 (not accounting for our acquisition of ESSI) were derived from firm fixed-price contracts, which require us to perform services under a contract at a stipulated price. We derived approximately 19% and of our revenues for the fiscal year ended March 31, 2005 (not accounting for our acquisition of ESSI) from cost-type contracts by which we are reimbursed for incurred costs and receive a fee that, depending on the contract, is either dependent on cost savings and/or performance or is a fixed fee which is negotiated but limited by statutes.

        We assume greater financial risk on firm fixed-price contracts than on cost-type contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract will reduce our profit or cause a loss. In particular, because of their inherent uncertainties and consequent cost overruns, development contracts have historically been less profitable than production contracts. Although we believe that adequate provision for our costs of performance is reflected in our consolidated financial statements, we can give no assurance that this provision is adequate or that losses on fixed-price and cost-type contracts will not occur in the future. We also cannot assure you that current cost-type contracts will not be changed to fixed-price contracts.

We may experience production delays if suppliers fail to deliver materials to us.

        Our manufacturing process for certain products consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

        Although we can obtain materials and purchase components for these products from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, we believe that we would probably find other sources; however, this could result in added cost and manufacturing delays. We have not experienced significant production delays attributable to supply shortages, but we occasionally experience procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our electro optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

Our backlog is subject to reduction and cancellation, which could negatively impact our revenues and results of operations.

        Backlog represents products or services that our customers have committed by contract to purchase from us. Our total funded backlog as of December 31, 2005 was approximately $1.6 billion (not accounting for our acquisition of ESSI). Backlog is subject to fluctuations and is not necessarily indicative of future sales. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog could negatively impact our revenues and results of operations.

Our international operations expose us to risks of losses.

        Approximately 12%, 10% and 9% of our revenues (not accounting for our acquisition of ESSI) for the fiscal years ended March 31, 2005, 2004 and 2003, respectively, were derived from sales to foreign governments. We are exploring the possibility of expansion into additional international markets, and our acquisition of ESSI may provide entry into additional international markets. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we establish will be subject to risks similar to those affecting our North American operations in addition to a number of other risks, including:

  •
  political and economic instability in foreign markets;

  •
  inconsistent product regulation by foreign agencies or governments;

  •
  imposition of product tariffs and burdens;

  •
  cost of complying with a wide variety of international and U.S. export laws and regulatory requirements, including the Foreign Corrupt Practices Act, the Export Administration Act and the Arms Export Control Act (and the regulations promulgated thereunder);

  •
  lack of local business experience;

  •
  foreign currency fluctuations;

  •
  difficulty in enforcing intellectual property rights; and

  •
  language and other cultural barriers.

We face competition in the military electronics and services industries.

        The military electronics and services industries in which we participate are highly competitive and characterized by rapid technological change. Our potential inability to improve existing product lines and develop new products and technologies could have a material adverse effect on our business. In addition, our competitors could introduce new products with greater capabilities which could have a material adverse effect on our business. We also compete with these entities with respect to identifying targets and consummating our acquisition strategy.

        There are many competitors in the markets in which we sell our products. Many of these competitors are substantially larger than us, devote substantially greater resources to research and development, and generally have greater financial and other resources. Consequently, these competitors may be better positioned to take advantage of economies of scale and develop new technologies. Some of these competitors are also our suppliers and customers.

        In the military sector, we compete with many large and mid-tier defense contractors on the basis of performance, cost, overall value, delivery and reputation. As U.S. defense spending decreased in the early 1990s, the industry experienced substantial consolidation, increasing the market share of certain companies.

We are dependent in part upon our relationships and alliances with industry participants in order to generate revenue.

        We rely on the strength of our relationships with military industry organizations to form strategic alliances. Some of our partners assist us in the development of some of our products through teaming arrangements. Under these teaming arrangements, our partners usually have borne a portion of the expenses associated with our research and development of new and existing products which are the subject of such agreements. We cannot assure you that our partners will continue to bear these expenses in the future. If any of our existing relationships with our partners were impaired or terminated, we could experience significant delays in the development of our new products ourselves, and we would incur additional development costs. We would need to fund these costs internally or identify new partners.

        Some of our likely partners are also potential competitors, which may impair the viability of new strategic relationships. While we must compete effectively in the marketplace, our future alliances may depend on our partners' perception of us. Our ability to win new and/or follow-on contracts may be dependent upon our relationships within the military industry.

The U.S. government's right to use technology developed by us limits our intellectual property rights.

        We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government has the right to royalty-free use of technologies that we have developed under U.S. government contracts. We are free to commercially exploit those government funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

We are subject to government regulation which may require us to obtain additional licenses and could limit our ability to sell our products outside the United States.

        The sale of certain of our products outside the United States is subject to compliance with the United States Export Administration Regulations and the International Traffic in Arms Regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations, may affect our ability to export such products or to generate revenues from the sale of our products outside the United States, which could have a material adverse effect on our business, financial condition and results of operations. Compliance with government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.

        In order to sell our products in European Union countries, we must satisfy certain registrations and technical requirements. If we were unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe could be restricted, which could have a material adverse effect on our business.

We are subject to environmental laws and regulations, and our ongoing operations may expose us to environmental liabilities.

        Our operations, like those of other companies engaged in similar businesses, are subject to federal, state, foreign and local environmental and health and safety laws and regulations. As a result, we have been involved from time to time in administrative or legal proceedings relating to environmental matters. We cannot assure you that the aggregate amount of future clean-up costs and other environmental liabilities will not be material. We can be subject to potentially significant fines or penalties, including criminal sanctions, if we fail to comply with these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Also, in the future, contamination may be found to exist at our current or former facilities or at off-site locations to which we or certain companies that we have acquired may have sent waste, including the Orphan Mine site in the Grand Canyon National Park, Arizona, which is currently subject to a government investigation. We could be held liable for such contamination. The remediation of such contamination, or the enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require us to make additional expenditures, some of which could be material.

ESSI currently is subject to SEC and NASD investigations that could require significant management attention and legal resources and could have a material adverse effect on us and ESSI.

        In December 2004, ESSI was notified by the Enforcement Division of the SEC of the issuance of a formal order directing a private investigation captioned In the Matter of Engineered Support Systems, Inc. and in September 2005, ESSI received notice that the SEC staff had expanded the scope of its investigation to include ESSI's disclosure of a November 2004 stop-work order relating to ESSI's Deployable Power Generation and Distribution Systems program (DPGDS). In connection with the investigation, ESSI and certain of its directors and officers have received subpoenas and provided information and testimony to the SEC and one former director and officer who currently is a consultant has received a so-called Wells notice. ESSI continues to furnish information required by the SEC and otherwise to cooperate in connection with the investigation. The United States Attorney's Office for the Eastern District of Missouri in St. Louis has also requested voluntary production of the information concerning the DPGDS program provided to the SEC in this matter; ESSI has voluntarily complied with the request. Recently, such United States Attorney's Office has also issued a subpoena for the production of certain communications relating to the events at issue, and another subpoena requiring testimony of a former ESSI employee. In addition, in the course of its investigation of trading in ESSI stock, the NASD has requested that persons with prior knowledge of the DRS/ESSI transaction review a list of persons who may have traded around the transaction. The company is cooperating with the NASD's request, and the individuals receiving the inquiry are currently compiling their responses. We are unable to determine at this time the impact, if any, which the investigations could have on DRS. These investigations could require significant management attention and legal resources and could have a material adverse effect on us.

A failure to attract and retain technical and other key personnel could reduce our revenues and our operational effectiveness.

        There is a continuing demand for qualified technical and other key personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. Competition for personnel in the military industry is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. Although we currently experience relatively low rates of turnover for our technical personnel, the rate of turnover may increase in the future. An inability to attract or maintain a sufficient number of technical and other key personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

Our operations involve rapidly evolving products and technological change.

        The rapid change of technology is a key feature of the market for our defense applications. To succeed, we will need to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer sponsored research and development as well as from internally funded research and development. We cannot guarantee that we will continue to maintain comparable levels of research and development. In the past, we have allocated substantial funds to capital expenditures, and we intend to continue to do so in the future. Even so, we cannot assure you that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is quoted on the New York Stock Exchange under the symbol "DRS." At February 8, 2006, there were 39,835,295 shares of DRS common stock outstanding. The following table sets forth, for the periods indicated, the high, low and closing sales prices per common share for DRS as reported on the New York Stock Exchange, and the cash dividends declared per common share for DRS.

	High	Low	Close	Dividend Declared Per Common Share
Fiscal year ended March 31, 2003
First Quarter	$48.66	$35.20	$42.75	$—
Second Quarter	42.75	30.58	37.22	—
Third Quarter	37.66	28.20	31.33	—
Fourth Quarter	31.90	21.00	25.01	—
Fiscal year ended March 31, 2004
First Quarter	$28.83	$23.68	$27.92	$—
Second Quarter	29.72	23.62	24.13	—
Third Quarter	29.38	23.37	27.78	—
Fourth Quarter	32.00	26.94	27.98	—
Fiscal year ended March 31, 2005
First Quarter	$32.32	$26.26	$31.90	$—
Second Quarter	39.80	33.84	37.44	—
Third Quarter	45.79	33.97	42.71	—
Fourth Quarter	45.00	37.31	42.50	—
Fiscal year ended March 31, 2006
First Quarter	$51.80	$42.65	$51.28	$0.03
Second Quarter	53.40	45.55	49.36	0.03
Third Quarter	53.10	46.68	51.42	0.03
Fourth Quarter (through February 21, 2006)	52.70	46.50	51.58	0.03	(1)

(1)
On February 8, 2006, our board of directors declared a $0.03 per common share cash dividend, payable on March 30, 2006 to stockholders of record as of March 15, 2006.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus supplement, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share, and up to 2,000,000 shares of preferred stock, par value $10.00 per share. Mellon Investor Services is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York Stock Exchange under the trading symbol "DRS."

        The following summary is not complete. You should refer to the applicable provision of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        Holders of common stock are entitled to receive dividends in cash, property or shares of our stock when, as and if, declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock then outstanding.

Voting Rights

        Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote per share with respect to matters submitted to a vote of the stockholders.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

        The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Possible Anti-Takeover Provisions

        Our charter and bylaws provide:

  •
  that the board of directors is divided into three classes: Class I directors, Class II directors and Class III directors, with each class consisting of as nearly an equal number of directors as possible. The members of one of the three classes of directors are elected each year; such directors hold office for three-year terms and until their successors are elected and qualified;

  •
  that vacancies on the board of directors are filled by a vote of the majority of the remaining directors;

  •
  that special meetings of stockholders may be called only by the board of directors or an officer instructed by the board of directors to call the meeting;

  •
  that action may be taken by stockholders only at annual or special meetings and not by written consent;

  •
  that advance notice must be given to us for a stockholder to nominate directors for election at a stockholder meeting; and

  •
  that stockholders may only amend the bylaws by a supermajority vote.

        Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of DRS Technologies, Inc.

        Our charter permits us to issue up to 2,000,000 shares of preferred stock with terms which may be set by our board of directors. That preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of DRS.

SELLING STOCKHOLDERS

        The following table sets forth information regarding each selling stockholder and the amount of our common stock that it may offer under this prospectus supplement. When we refer to the "selling stockholders" in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders' interest. The shares of our common stock offered by this prospectus supplement are issuable upon conversion of our Convertible Senior Notes due 2026 previously issued in a private placement transaction pursuant to Rule 144A under the Securities Act.

        Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares that may be sold by this Prospectus Supplement(1)		Percentage of Shares Beneficially Owned After Offering(2)
AIM High Yield Fund	31,407	31,407		*
AIM V.I. High Yield Fund	1,843	1,843		*
Fore Convertible Master Fund, Ltd.	27,521	27,521		*
Fore ERISA Fund, Ltd.	2,948	2,948		*
Fore Multi Strategy Master Fund, Ltd.	7,973	7,973		*
KBC Financial Products, USA Inc.	12,563	12,563		*
INVESCO U.S. High Yield Bond Fund	251	251		*
Man Mac I Ltd.	11,809	11,809		*
Polygon Global Opportunity	167,504	167,504		*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	83,752	83,752		*
Vicas Capital Master Fund	134,003	134,003		*
Certain other beneficial owners of common stock or future transferees, pledges, donees of or from any such holder, if identified as described below(3)(4)	5,297,314	5,297,314		*
Total	5,778,888	5,778,888	(5)	*

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at an initial conversion rate of 16.7504 shares of common stock per $1,000 principal amount. This initial conversion rate is subject to adjustment in certain circumstances and thus the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent of the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 39,835,295 shares of common stock outstanding as of February 8, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Other holders of shares of our common stock issued upon conversion of the notes or future transferees, pledgees or donees of or from the holders identified in the table above may be identified by us at a later date by filing a post-effective amendment to the registration statement of which the prospectus supplement is a part or a prospectus supplement. Such other holders shall not be permitted to sell pursuant to the registration statement unless and until they are specifically identified in a post-effective amendment to the registration statement or a prospectus supplement.

(4)
Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate described in footnote 1 above.

(5)
Represents the number of shares of common stock into which $345,000,000 of notes would be convertible at the initial conversion rate described in footnote 1 above.

PLAN OF DISTRIBUTION

        The shares of common stock offered by this prospectus supplement will be offered and sold by the selling stockholders named in this prospectus supplement, by their donees, transferees, pledgees, or by their other successors in interest. The selling stockholders from time to time may offer and sell the shares in transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be effected in transactions on any national securities exchange or quotation service on which the shares may be listed or quoted; in the over-the-counter market; in transactions otherwise than on such exchanges or services or in the over-the-counter market; or through the writing of options or other hedging transactions (including derivatives other than options).

        The selling stockholders may sell their shares directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions. The selling stockholder may not sell the shares through an underwritten offering without our prior consent.

        From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns. If a selling stockholder defaults in the performance of the selling stockholder's secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus supplement (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling stockholders also may transfer and donate shares in other circumstances. Donees may also offer and sell the shares from time to time by this prospectus supplement (except, in some cases, if the donees are broker- dealers or are affiliated with broker-dealers). The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder's shares or defaults in performing obligations secured by such stockholder's shares. The plan of distribution for the shares offered and sold under this prospectus supplement will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus supplement.

        The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus supplement may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus supplement forms a part, or any omission or alleged omission in this prospectus supplement or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling stockholders for use in this prospectus supplement or the registration statement.

        We have advised the selling stockholders of the requirement for delivery of this prospectus supplement in connection with any sale of the shares. Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders. All of the foregoing may affect the marketability of the common stock.

        We have agreed to pay certain expenses in connection with this offering, including all registration and filing fees and expenses and all application and filing fees in connection with listing the shares on a national securities exchange or automated quotation system.

LEGAL MATTERS

        Certain legal matters as to the validity of the shares of the common stock offered hereby have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mark N. Kaplan, a member of our board of directors, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Kaplan holds shares and options to purchase shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov. Our SEC filings are also available on our corporate website at www.drs.com under the heading "Investor Info." You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

DRS Technologies, Inc
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Investor Relations
Phone: (973) 898-1500

        Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "DRS." Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, as amended. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus supplement. Accordingly, we incorporate by reference the following documents:

  •
  our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, which we filed with the SEC on June 14, 2005;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005, September 30, 2005 and December 31, 2005, which we filed with the SEC on August 8, 2005, November 9, 2005 and February 9, 2006, respectively;

  •
  our Revised Definitive Proxy Statement, which we filed with the SEC on June 30, 2005;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2005, May 17, 2005, September 23, 2005, January 13, 2006 (two filings), January 25, 2006, February 2, 2006, February 3, 2006, February 6, 2006, February 9, 2006 (solely as to information that is deemed "filed" as set forth therein) and February 13, 2006;

  •
  our Current Report on Form 8-K/A, which we filed with the SEC on February 25, 2005; and

  •
  the description of our common stock contained in our registration statement on Form 8-A/A (File No. 00-108533) filed with the SEC on March 28, 1996.

        All documents and reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the date the selling stockholders sell all of the shares of common stock offered by this prospectus supplement shall be deemed incorporated into this prospectus supplement.

        You should only rely on the information contained in this prospectus supplement, the documents incorporated by reference. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later will automatically supersede the information in this prospectus supplement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents to:

DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Investor Relations
Phone: (973) 898-1500

PROSPECTUS

DRS Technologies, Inc.

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities, which may be senior debt securities or subordinated debt securities and may be convertible;

  •
  shares of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt or equity securities; and

  •
  guarantees of debt securities by some of our subsidiaries.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        We may offer and sell these securities through one or more underwriters, dealers and agents, securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

        To the extent that any selling security holder resells any securities, the selling security holder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling security holder and the terms of the securities being offered.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol "DRS." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2006

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "DRS," "we," "our," or "us" refer to DRS Technologies, Inc., and its direct and indirect subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants and guarantees of debt securities by some of our subsidiaries, as described in this prospectus, in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        To the extent that this prospectus is used by any selling security holder to resell any securities, information with respect to the selling security holder and the terms of the securities being offered will be contained in a prospectus supplement.

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Info" on our corporate website at www.drs.com. Our common stock is listed and traded on the New York Stock Exchange, Inc. under the trading symbol "DRS." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 31, 2005, which we filed with the SEC on June 14, 2005;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, which we filed with the SEC on August 8, 2005 and November 9, 2005, respectively; and

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2005, May 17, 2005 and September 23, 2005.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

        We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Investor Relations
Phone: (973) 898-1500

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus and the documents incorporated by reference herein contain these types of statements. We make these statements directly in this prospectus and in the documents filed with the SEC that are incorporated by reference in this prospectus. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

        These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

  •
  our operating results may not be as expected;

  •
  competitive pressure among companies in the industries in which we operate may increase significantly;

  •
  costs or difficulties related to the integration of any businesses we acquire may be greater than expected;

  •
  adverse changes in the interest rate environment may reduce interest margins, adversely affect our asset values or increase our borrowing costs;

  •
  general economic conditions, whether nationally or in the market areas in which we conduct business, may be less favorable than expected;

  •
  changes in defense spending and procurement policies;

  •
  legislation or regulatory changes may adversely affect the businesses in which we are engaged;

  •
  the uncertainty of acceptance of new products and successful bidding for new contracts;

  •
  the effect of technological changes or obsolescence relating to our products and services;

  •
  the effects of government regulation or shifts in government policy, as they may relate to our products and services; or

  •
  adverse changes may occur in the securities markets generally.

        All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference, in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

DRS TECHNOLOGIES, INC.

        We are a leading supplier of defense electronic products and systems and defense services. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. We focus on several key areas of importance for the U.S. Department of Defense, such as intelligence, surveillance, reconnaissance, power management, advanced communications and network systems. Incorporated in 1968, we have served the defense industry for over 37 years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high-profile military platforms, such as DDG-51 Aegis destroyers, M1A2 Abrams Main Battle Tanks, M2A3 Bradley Fighting Vehicles, OH-58D Kiowa Warrior helicopters, AH-64 Apache helicopters, F/A-18E/F Super Hornet and F-16 Fighting Falcon jet fighters, C-17 Globemaster II and C-130 Hercules cargo aircraft, Trident submarines, Virginia class submarines and on several other platforms for military and non-military applications. We also have contracts that support future military platforms, such as the DD(X) destroyer, CVN-78 next generation aircraft carrier and Future Combat System.

        We are incorporated in Delaware, and the address of our principal executive office is 5 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 898-1500. Our Internet address is www.drs.com. drs.com is an interactive textual reference only, meaning that the information contained on the web site is not part of this prospectus by reference or otherwise.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

        Unless otherwise set forth in a prospectus supplement, we may not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended September 30,	Year Ended March 31,
	2005	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges(1)	2.8x	3.2x	3.5x	4.4x	3.5x	2.7x

(1)
For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before minority interests and extraordinary item, plus fixed charges. Fixed charges are the sum of interest and related expenses and one-third of rent expense, which represents our estimate of the interest component of rent expense.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants and guarantees of debt securities by some of our subsidiaries that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of DRS Technologies, Inc. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

        If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of common stock. At a special meeting of our stockholders to be held on January 30, 2006, our stockholders will vote upon a proposal to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock to 100,000,000. Mellon Investor Services is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York Stock Exchange under the trading symbol "DRS."

        The following summary is not complete. You should refer to the applicable provision of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        Holders of common stock are entitled to receive dividends in cash, property or shares of our stock when, as and if, declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock then outstanding.

Voting Rights

        Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote per share with respect to matters submitted to a vote of the stockholders.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

        The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

DESCRIPTION OF PREFERRED STOCK

        Under our amended and restated certificate of incorporation we are authorized to issue up to 2,000,000 shares of preferred stock, par value $10.00 per share, in one or more series. On the date of this prospectus, no shares of preferred stock were outstanding. The board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions.

        The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock. These terms may include the following:

  •
  the title of the series and the number of shares in the series;

  •
  the price at which the preferred stock will be offered;

  •
  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

  •
  the voting rights, if any, of the holders of shares of the preferred stock being offered;

  •
  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

  •
  the liquidation preference per share;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

  •
  any listing of the preferred stock being offered on any securities exchange;

  •
  whether interests in the shares of the series will be represented by depositary shares;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

  •
  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

  •
  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

  •
  information with respect to book-entry procedures, if any; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time;

  •
  information with respect to book-entry procedures, if any; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for DRS Technologies, Inc. by Nina Laserson Dunn, our general counsel, or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mark N. Kaplan, a member of our board of directors, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Kaplan holds shares and options to purchase shares of our common stock.

EXPERTS

        The consolidated financial statements and schedule of DRS Technologies, Inc. as of March 31, 2005 and 2004, and for each of the years in the three-year period ended March 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        KPMG's report dated June 9, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, contains an explanatory paragraph that states that management's assessment of the effectiveness of internal control over financial reporting and KPMG's audit of internal control over financial reporting of DRS Technologies, Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of acquired businesses, Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. associated with total assets of $43.3 million and total revenues of $18.4 million included in the consolidated financial statements of DRS Technologies, Inc. and subsidiaries as of and for the year ended March 31, 2005.

        The consolidated financial statements and schedule of DRS Technologies, Inc. as of March 31, 2004 and 2003, and for each of the years in the three-year period ended March 31, 2004, also have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. as of and for the year ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of Buckno Lisicky & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

DRS Technologies, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

February 22, 2006

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Company Overview
The Offering
RISK FACTORS
Risks Related to our Common Stock
Risks Related to our Business
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
DESCRIPTION OF COMMON STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
Table of Contents
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DRS TECHNOLOGIES, INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS